THE ENERGY FORUM


LE
Lincolnway Energy

Volume XVII, Issue II

October 2021

IN THIS EDITION

Productive Year at LWE	1
Forward Looking Statements	1
Tour de Lincolnway	2 - 4
Financial Results	5
LWE Proposes "Going Private"...	6
Come Join Us on the Web!	6

UNIT TRADING

January 2021:	No Sales
February 2021:	25 Units @ $230/Unit
March 2021:	130 Units @ $240/Unit
	100 Units @ $225/Unit
April 2021:	50 Units @ $235/Unit
	155 Units @ $240/Unit
May 2021:	63 Units @ $240/Unit
June 2021:	134 Units @ $240/Unit
July 2021:	195 Units @ $240/Unit
August 2021:	No Sales
September 2021:	184 Units @ $271.74/Unit

BOARD OF DIRECTORS

Jeff Taylor, *Chairman*
William Couser, *Vice Chairman/ Secretary*
Rick Vaughan, *Treasurer*
Robert Brummels, *Director*
Dan Heard, *Director*
Jim Krause, *Director*
Marvin Stech, *Director*

59511 W. Lincoln Highway
Nevada, Iowa 50201
Office: 515-232-1010 | Fax: 515-382-1376
www.lincolnwayenergy.com

PRODUCTIVE YEAR AT LINCOLNWAY ENERGY

Jeff Taylor, Chairman - Lincolnway Energy Board of Directors

Hello everyone, it has been a productive year for Lincolnway Energy. Seth and the combined talent of Husker Ag and Lincolnway have continued to identify ways to increase production and lower costs by optimizing the plant. They have repurposed existing equipment to improve on the efficiency of the operation, thus increasing yields. Chris Cleveland, our plant manager, has been Seth's right-hand man on this journey. I would like to thank them both for their commitment to Lincolnway. The effect of their efforts has provided us the ability to pay down principal on our debt and increase our working capital.



Left to right, Seth Harder, LWE CEO, Robert White, Renewable Fuels Association, Bill Couser, LWE, and Jeff Taylor, LWE

FORWARD LOOKING STATEMENTS

Some of the information in this newsletter may contain forward looking statements that express Lincolnway Energy's current beliefs, projections and predictions about future results or events, such as statements with respect to financial results and condition; future trends in the industry or in business, revenues or income; litigation or regulatory matters; business and operating plans and strategies; competitive position; and opportunities that may be available to Lincolnway Energy. Forward looking statements are necessarily subjective in nature and are made based on numerous and varied estimates, projections, beliefs, strategies and assumptions, and are subject to numerous risks and uncertainties. Forward looking statements are not guarantees of future results, performance or business or operating conditions, and no one should place undue reliance on any forward looking statements because actual results, performance or conditions could be materially different. Lincolnway Energy undertakes no obligation to revise or update any forward looking statements. The forward looking statements contained in this newsletter are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.

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Volume XVII, Issue II

TOUR DE LINCOLNWAY

Seth Harder, CEO

There are those days in our lives that we will remember forever, the kind of days that maybe you wait a long time for, or possibly they just happen, and you go, "Huh, what just happened here?" On May 4, I had one of those days. It started a few weeks earlier when we began preparing to have a visit from the Region 7 EPA director out of Kansas City, which, don't get me wrong is a big deal, but for security reasons we were not informed till the last few days before the visit, that in fact there was a larger entity who was about to grace us.

We received a visit from the newly appointed director of the EPA, Michael Regan. We were informed that this was really a big deal as this was the first trip for the director out of Washington, DC, since his appointment and the first stop of the trip. The folks from Kansas City informed us that an EPA director had never picked the Midwest as the first stop before, so it was a special occasion.

Mr. Regan is not a lawyer, not a politician, not a lobbyist, he is a career man who was with the North Carolina Department of Environmental Quality previously, so I felt this was someone who would take a serious, open-minded approach to our nation's transportation system and emissions.

During our meeting, we discussed many things but to recap and highlight we thought we would have three asks:

1. Reduce and regulate the small refinery exemptions.
2. Increase the national ethanol content 1% annually.
3. Expeditiously adopt a less restrictive E15 label.

As we continued the meeting the real turning point, according to others present, was when we talked about improving ambient air around freeways and showed him our world map comparisons of lung cancer mortality and fossil energy consumption by country. The tour went well and the director seemed very engaged. When we were done with the walk around he suggested we go back up to the board room for more conversation.

EPA Director Regan






LUNG CANCER
Mortality rate per 100,000, both sexes
22.2+
14.2-22.2
7.4-14.2
2.7-7.4
<2.7
No Data



We also had the US Grains Council ethanol technical group here for a tour. This group of technical advisors for the council was so interested in the ways that we operate our plant. We informed them of the changes we have made and talked about how we are working Lincolnway to being net carbon neutral in the future with several technologies that we are weighing.





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3 Of course none of these tours would be complete without Iowa Renewable Fuels Association Director Monte Shaw. Monte does a fantastic job representing ethanol in Iowa and across the nation. The plant is running very well. We recently passed our annual emissions tests and are now permitted to run about a 90 mmgy rate. We have had production runs recently in the 87-88 mmgy range with our best sustained production days at about 246,000 gallons per day! Our new supplemental boiler was delivered in October. We recently had our fall shutdown and tied in some equipment that we are very hopeful will let us run to 90mmgy once it is operational!! Some of the new equipment is as follows: new hammermill equipment, upgraded scrubber operations, and a new dehydration tank. With the tours here this summer we have been busy painting and cleaning everything up. The staff has done a tremendous job getting the plant running very well and efficiently. For example, we recently completed an addition to our corn oil recovery equipment that is allowing us to recover almost 20% more corn oil and with prices hitting all time historical highs this past summer it has proven to be a great project. I am eagerly awaiting harvest to come full swing so that The last big tour we had this year was the annual Iowa Renewable Fuels Association biofuels tour. At this tour, we hosted about 40 Washington, DC, staffers for several hours as we listened to presentations from the Renewable Fuels Association’s Robert White and from Lincolnway staff. DC staffers interacted with questions as we explained the current state of the industry and operations at Lincolnway. There was lots of great discusssion on how ethanol is todays low carbon fuel and that while electric vehicles will play a role, ethanol will play a critical role in the low carbon economy. Later that evening, our own board member Bill Couser hosted the whole tour at his farm for more great presentations and a fine meal. Not only does Lincolnway and the ethanol industry benefit from Bill’s political connections and great communication skills but all of agriculture and rural America benefits as well. Corn oil from tricanter we can begin to repair and replenish our corn inventories, I was thankful that we made it through the year with enough corn even though the elevated basis levels had us at an economic disadvantage due to last summer’s derecho storm. I also wanted to take a moment and reflect. Its been two years since I and the Husker Ag board were first introduced to the team at Linconlway. I can honestly say that its been a tremendous experience. The amount of change that has taken place has been no simple feat. It has taken a dedicated team of operations staff working in unison with the board of directors to make this amount of change possible in such a short time. The board of directors at LWE has provided just the right amount of latitude, resident knowledge, and support for us to swiftly execute the changes that have resulted in the company that we are today. I look forward to continuing to grow and fortify Lincolnway under this structure.

October 2021 4 New mole sieve bottle addition Tricanter New boiler addition

FINANCIAL RESULTS

By Jeff Kistner, iCFO

As mentioned in the last newsletter, there are two major items that we must monitor. First is the corn supply impact caused by the derecho and the continuing impact of COVID-19. Both of these will still impact us into the future, and we must continue to monitor the cause and effect to Lincolnway Energy.

The plant continues to benefit from our focus to reduce energy consumption, grow production and be an efficient producer of ethanol. We continue to see economic and financial progress as we wrap up nine months ending June 30, 2021. The table below shows a quarter-over-quarter comparison plus year-to-date compared to last year's year-to-date. The positive financial results for our current year can be contributed to:

- Increased ethanol production
- Improved production efficiency
- Improved ethanol crush margin (meaning the price of ethanol vs cost of corn)
- The company's effort to understand the overall production economics

	12/31/2019	3/31/2020	6/30/2020	9 mos 2020
Revenue	$29,002,735	$24,376,894	$20,136,749	$73,516,378
Gross Profit (loss)	1,109,377	-2,087,314	1,320,605	($2,087,314)
Net Income (loss)	-24,218	-3,129,698	303,248	($3,153,916)
	12/31/2020	**3/31/2021**	**6/30/2021**	**9 mos 2021**
Revenue	$29,338,746	$37,976,400	$52,581,551	$119,896,697
Gross Profit (loss)	(179,370)	2,637,357	4,665,330	7,123,317
Net Income (loss)	(1,093,226)	1,960,778	4,295,821	5,163,373

For the nine-months ending June 30, 2021, Lincolnway's balance sheet continues to improve. Currently, we have increased the working capital $6.3 million to $20.3 million dollars. Although our Net Property, Plant and Equipment has decreased $2.1 million; this decrease is due to deprecation of $3.4 million while we have reinvested in the plant at $1.2 million. This reinvestment help increase production gallons and allowed for energy and production cost savings.

As we focus on the final quarter of 2021, corn price and procurement is critical until harvest starts.

Balance Sheet Data:	6/30/2021	9/30/2020
Working Capital	$20,268,618	$13,972,177
Net Property Plant & Equipment	35,766,298	37,874,838
Total Assets	69,967,922	65,810,902
Long-term Bank Obligations	20,000,000	21,700,000
Member's Equity	37,733,741	32,570,368
Book Value per Member Unit	$359	$310

NEAR TERM PLAN

Currently, LWE is subject to various reporting obligations which carry significant costs and time commitments by company management. Delisting will allow us to avoid these SEC compliance costs and will allow management and our employees to shift time to furthering our operational and business goals. Additionally, this will allow the management and Board to communicate with you, the owner, more frequently and efficiently. Lincolnway's Board and management will keep you informed of the delisting process, the benefits to Lincolnway Energy, and the timeline for the vote

TWO KEY ITEMS

Two key items the company would like to highlight:

1. **Please provide us your email address so we can email the K-1s out more efficiently and timely in 2022.**
2. **Management is working to deregister/delist from filing with Securities and Exchange Commission.**

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Lincolnway Energy, LLC 59511 W. Lincoln Highway Nevada, Iowa 50201 COME JOIN US ON THE WEB! If you haven’t already, please give us your e-mail address. This way you can receive the full color newsletter via e-mail and we can save on postage. E-mail your request to us at info@lincolnwayenergy.com. NEW WEBSITE! LWE is excited to announce we will be launching a new website! Continue to be on the lookout for its launch! 6 LINCOLNWAY ENERGY PROPOSES “GOING PRIVATE” TRANSACTION Lincolnway Energy’s board of directors recently proposed a plan to reclassify the company’s common units in order to terminate our Securities and Exchange Commission (SEC) reporting obligations. Currently, Lincolnway Energy must file periodic reports with the SEC with significant costs and time spent by the management team to do so. If reclassification is successful, we will proceed with deregistering which will allow us to avoid these SEC compliance costs so management and our employees can shift time spent to furthering our operational and business goals. Plus, this will allow timely communication with shareholders after quarter-end. The proposed reclassification will involve creating two new classes of units – Class C Units and Class D Units. Certain existing common units would be reclassified into Class C Units and Class D Units, decreasing the amount of total unit holders holding common units to less than 300, and ultimately releasing the company from its SEC reporting obligations. In order to complete the reclassification, the voting rights of the Class C Units and Class D Units will be different from the voting rights of the common units. Lincolnway Energy will not change the distribution or profit allocation rights associated with the various classes of units. In the coming months you will receive additional information about Lincolnway Energy’s plans, including a proxy statement which will describe the proposed transaction in detail. Lincolnway Energy will also hold informational meetings with the members to answer your questions and provide additional information about the proposed transaction before a vote is taken.